Exhibit 11

COMPUTATION OF PER SHARE EARNINGS

The following is a computation of the weighted-average number of shares outstanding which is used in the computation of per share earnings for Luby's, Inc. for the quarters ended May 7, 2003, and May 8, 2002.

Quarter ended May 7, 2003:
22,456,296 x shares outstanding for 84 days	1,886,328,864
Divided by total number of days	84

Weighted-average number of shares outstanding - basic	22,456,296

Quarter ended May 8, 2002:
22,423,043 x shares outstanding for 28 days	627,845,204
22,433,043 x shares outstanding for 56 days	1,256,250,408

Total	1,884,095,612
Divided by total number of days	84

Weighted-average number of shares outstanding - basic	22,429,710

Three Quarters ended May 7, 2003:
22,433,043 x shares outstanding for 58 days	1,301,116,494
22,448,574 x shares outstanding for 98 days	2,199,960,252
22,456,296 x shares outstanding for 96 days	2,155,804,416

Total	5,656,881,162
Divided by total number of days	252

Weighted-average number of shares outstanding - basic	22,447,941

Three Quarters ended May 8, 2002:
22,422,943 x shares outstanding for 110 days	2,466,523,730
22,423,014 x shares outstanding for 28 days	627,844,392
22,423,043 x shares outstanding for 56 days	1,255,690,408
22,433,043 x shares outstanding for 56 days	1,256,250,408

Total	5,606,308,938
Divided by total number of days	250

Weighted-average number of shares outstanding - basic	22,425,236